Index supplement to underlying supplement no. 6 - I dated December 24 , 2020 and the prospectus and prospectus supplement, each dated April 8, 2020 Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 Dated April 14 , 2022 Rule 424(b)(3) April 2022 Investing in the notes involves a number of risks. See “Selected risks associated with the Index” beginning on page 8 of thi s d ocument, “Risk Factors” in the relevant product supplement and underlying supplement and “Selected Risk Considerations” in the relevant pric ing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the accompanying pricing supplement, product supplement, underlying supplement, prospectus s upp lement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agenc y a nd are not obligations of, or guaranteed by, a bank. J.P. Morgan Kronos+ ℠ Index

IMPORTANT INFORMATION The information contained in this document is for discussion purposes only . Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved . All information herein is subject to change without notice, however, J . P . Morgan undertakes no duty to update this information . In the event of any inconsistency between the information presented herein and any offering document, the offering document shall govern . USE OF HYPOTHETICAL BACKTESTED RETURNS Any backtested historical performance and weighting information included herein is hypothetical . The constituent may not have traded in the manner shown in the hypothetical backtest of the Index included herein, and no representation is being made that the Index will achieve similar performance . There are frequently significant differences between hypothetical backtested performance and actual subsequent performance . The results obtained from backtesting information should not be considered indicative of the actual results that might be obtained from an investment in notes referencing the Index . J . P . Morgan provides no assurance or guarantee that notes linked to the Index will operate or would have operated in the past in a manner consistent with these materials . The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations . Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate . Actual results will vary, perhaps materially, from the hypothetical backtested returns and allocations presented in this document . HISTORICAL AND BACKTESTED PERFORMANCE AND ALLOCATIONS ARE NOT INDICATIVE OF FUTURE RESULTS . Investment suitability must be determined individually for each investor, and investments linked to the Index may not be suitable for all investors . This material is not a product of J . P . Morgan Research Departments . Copyright © 2022 JPMorgan Chase & Co . All rights reserved . For additional regulatory disclosures, please consult : www . jpmorgan . com/disclosures . Information contained on this website is not incorporated by reference in, and should not be considered part of, this document .

Executive summary  The J.P. Morgan Kronos+ ℠ Index (“the Index”) attempts to provide a dynamic exposure to the S&P 500 ® Price Index (“the S&P 500”) based on the following principles:  The Index does not reflect the reinvestment of dividends and is subject to a daily deduction of 0.95% per annum index fee J.P. Morgan Kronos+ ℠ Index Note: Past performance is no guarantee of future performance. There can be no assurance that any strong performance, momentum , o r mean - reversion will be observed regularly or at all in the future on the monthly cycle indicated by the Index Strong historical performance around the turn of the month Historical price momentum ahead of index options’ expiry Historical mean reversion at month - end 1

J.P. Morgan Kronos+ ℠ Index would have outperformed over a 60Y+ horizon Index Annualized return Annualized volatility Maximum drawdown S&P 500 ® Price Index 7.69% 15.92% - 56.78% J.P. Morgan Kronos+ ℠ Index 13.25% 22.73% - 68.79% Hypothetical backtested and actual performance Hypothetical backtested and actual performance (Jul 1954 – Mar 2022) Hypothetical backtested and actual performance statistics (Jul 1954 – Mar 2022) Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the ac tua l performance of the S&P 500 ® Price Return Index from June 21, 1954 through December 21, 2020 and the actual performance of the Index thereafter. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS . Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtest ing including a discussion of certain limitation of backtesting and simulated returns. 2 10 100 1,000 10,000 100,000 1,000,000 1954 1957 1960 1963 1966 1969 1972 1975 1978 1981 1984 1987 1990 1993 1996 1999 2002 2005 2008 2011 2014 2017 2020 Live J.P. Morgan Kronos+ ℠ Index S&P 500® Price Index

J.P. Morgan Kronos SM family Chronology J.P. Morgan launches initial J.P. Morgan Kronos U.S. Equity Aggregate Index (Series 1) (USD) J.P. Morgan launches the J.P. Morgan Kronos U.S. Equity Aggregate Index (Series 2) (USD), adding turn - of - month effect J.P. Morgan launches fund in Japan linked to the J.P. Morgan Kronos JPY Index (Series 1) J.P. Morgan launches J.P. Morgan Kronos+ ℠ Index in U.S. structured investments market Jun 2013 Sep 2015 Nov 2019 Dec 2020 J.P. Morgan Kronos SM family timeline 3 J.P. Morgan launches J.P. Morgan Kronos ℠ US Equity (JPUSKRSP) Index and J.P. Morgan Kronos ℠ US Equity (JPUSKRSE) Excess Return Index June 2021

The turn - of - month effect  Historically, the S&P 500’s performance has been better the first few and last few days of the month than for the rest. Some hav e attributed this to:  month - end portfolio adjustments by institutions  distributions from pensions and other retirement accounts that are immediately reinvested  monthly investments by retail mutual fund investors through Systematic Investment Plans  However, other factors may be responsible for this effect — there can be no assurance that any factor will persist or cause this effect in the future. Index design principles Historical return statistics by day - of - month for the S&P 500 ® Price Index (Jul 1954 – Mar 2022) First 4 trading days of the month Middle of the month Last 2 trading days of the month Annualized return 25.57% 2.00% 19.20% % of daily returns that are positive 56% 52% 54% Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500 ® Price Return Index and any dividends on its underlying components from December 21, 1987 through January 31 , 2022. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS . 4

 Historically, the S&P 500’s return has exhibited momentum in the third week of the month (prior to the scheduled monthly options expiry): this week’s return is on average approximately 11% of the return in the prior three weeks 1  Since this effect is only visible in the data since 1983, when the CBOE first listed S&P 500 ® index options, some have theorized this could be due to systematic call overwriting  However, other factors may be responsible for this effect — there can be no assurance that any factor will persist or cause this effect in the future. Momentum into monthly options expiry Index design principles 1 Specifically, the least - squares regression from July 1983 to December 2020 of the trailing 4 - trading day return as of the Monday following the third (3 rd ) Friday of the month (or if such Monday is a holiday, the prior trading day) against the return from the Monday following the third (3 rd ) Friday of the prior month to the trading day that is 5 trading days before the Monday following the third (3 rd ) Friday , has a slope of 11% and an intercept of 0%. 5 S&P 500 closing price is lower S&P 500 closing price is higher Allocates to cash 2x leveraged long S&P 500 S&P 500 closing price on the day after the prior expiry

Mean reversion into month - end  Historically, the S&P 500’s return has exhibited mean reversion in the last week of the month: this week’s return is on average approximately - 12% of the return in the prior weeks 2  Some theories speculate this might be due to month - end rebalancing flows from institutional investors targeting fixed portfolio weights  However, other factors may be responsible for this effect — there can be no assurance that any factor will persist or cause this effect in the future. Index design principles 2 Specifically, the least - squares regression from July 1954 to December 2020 of the trailing 6 - trading day return as of month - end against the return from the prior month - end to the trading day that is 6 trading days before month - end, has a slope of - 12% and an intercept of 0%. 6 S&P 500 closing price is lower S&P 500 closing price is higher Allocates to cash 2x leveraged long S&P 500 S&P 500 closing price on the prior month - end

Index construction J.P. Morgan Kronos+ ℠ Index Month - end  Six trading days before the last trading day of the month, if the prior day’s S&P 500 level is:  Above its closing price on the prior month - end, then the Index allocates to cash until 2 days prior to month - end, then provides 100% (unleveraged) exposure to the S&P 500 (due to overlap with the turn - of - month)  Below its closing price on the prior month - end, the Index provides a 2x leveraged long exposure to the S&P 500  At month - end, the Index rebalances into (or maintains) its 2x leveraged start - of - month allocation Turn - of - month  For the first 4 trading days of each month, the Index provides a 2x leveraged long exposure to the S&P 500 Options expiry  Three trading days before the 3 rd Friday of the month (the customary monthly S&P 500 index options expiry), if the prior day’s S&P 500 level is:  Above its last closing price after the prior expiry, then the Index provides a 2x leveraged long exposure to the S&P 500 through the close of the first trading day following the 3 rd Friday of the month  Below its last closing price after the prior expiry, then the Index allocates to cash  The Index reverts this allocation on the first trading day following such 3 rd Friday Rest of the month  Otherwise, the Index provides 100% (unleveraged) exposure to the S&P 500 7

Example Month – Index Construction 0 0 0 1 1 1 1 1 2 2 2 95 97 99 101 103 105 107 109 111 113 115 12/31 1/2 1/3 1/4 1/7 1/8 1/9 1/10 1/11 1/14 1/15 1/16 1/17 1/18 1/22 1/23 1/24 1/25 1/28 1/29 1/30 J.P. Morgan Kronos+ Index exposure S&P 500® Price Index J.P. Morgan Kronos+ ℠ Index Mean reversion: SPX price above previous month’s close, 0% market exposure Momentum: SPX price above previous month’s option expiry, 200% market exposure Turn - of - month: 200% exposure 8 100% Market Exposure 200% Market Exposure 0% Market Exposure Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the ac tua l performance of the S&P 500 ® Price Return Index from June 21, 1954 through December 21, 2020 and the actual performance of the Index thereafter. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS . Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns. Historical backtested exposure (Dec 2018 – Jan 2019)

Its outperformance has been most pronounced in the past 20 years Index 1Y return 3Y ann. return 5Y ann. return 10Y ann. return 20Y ann. return 20Y ann. volatility S&P 500 ® Price Index 14.03% 16.92% 13.91% 12.39% 7.11% 19.44% J.P. Morgan Kronos+ ℠ Index 13.02% 40.15% 34.74% 25.87% 19.30% 27.93% Hypothetical backtested and actual performance 10 100 1000 10000 May-01 May-03 May-05 May-07 May-09 May-11 May-13 May-15 May-17 May-19 May-21 J.P. Morgan Kronos+ ℠ Index S&P 500® Price Index Hypothetical backtested and actual performance (May 2001 – Mar 2022) Hypothetical backtested and actual performance statistics (May 2001 – Mar 2022) Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the ac tua l performance of the S&P 500 ® Price Return Index from June 21, 1954 through December 21, 2020 and the actual performance of the Index thereafter. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS . Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns. 9

Its outperformance has been most reliable in the past 10 years Hypothetical backtested and actual performance Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500 ® Price Return Index from June 21, 1954 through December 21, 2020 and the actual performance of the Index thereafter. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS . Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns. … since inception … in past 50Y … in past 30Y … in past 20Y … in past 10Y … in past 5Y 1Y holding periods ending… Number of periods 16754 12565 7515 4996 2479 1219 Average S&P 500 return 8.78% 9.17% 9.75% 8.32% 13.77% 15.89% Average J.P. Morgan Kronos+ ℠ backtested return 16.00% 17.35% 19.69% 23.89% 31.36% 41.36% % of periods in which J.P. Morgan Kronos+ ℠ outperformed 65.58% 67.02% 72.51% 85.53% 87.64% 99.67% Average outperformance 15.23% 16.71% 17.69% 19.39% 20.93% 25.56% Average underperformance - 8.03% - 8.05% - 10.49% - 6.98% - 6.04% - 0.39% 3Y holding periods ending… Number of periods 16250 12565 7515 4996 2476 1219 Average S&P 500 return 26.32% 28.46% 30.88% 20.33% 40.52% 38.50% Average J.P. Morgan Kronos+ ℠ return 53.53% 58.91% 64.49% 76.83% 113.24% 123.25% % of periods in which J.P. Morgan Kronos+ ℠ outperformed 62.94% 63.24% 69.70% 93.73% 98.18% 100.00% Average outperformance 52.45% 57.79% 56.88% 60.58% 74.12% 84.75% Average underperformance - 15.64% - 16.57% - 19.93% - 4.44% - 3.06% N/A 5Y holding periods ending… Number of periods 15788 12607 7557 5036 2518 1261 Average S&P 500 return 47.61% 50.28% 55.95% 34.83% 66.80% 72.32% Average J.P. Morgan Kronos+ ℠ return 101.52% 109.29% 118.47% 137.50% 207.38% 213.89% % of periods in which J.P. Morgan Kronos+ ℠ outperformed 63.83% 63.08% 75.12% 100.00% 100.00% 100.00% Average outperformance 97.15% 107.15% 93.83% 102.68% 140.58% 141.57% Average underperformance - 22.40% - 23.20% - 32.00% N/A N/A N/A Relative backtested performance by holding period (Jul 1954 – Mar 2022) 10

The Index would have delivered positive performance in the last 2 S&P 500 down years Year S&P 500 ® Price Index J.P. Morgan Kronos+ ℠ Index 1955 26.40% 30.28% 1956 2.62% 25.91% 1957 - 14.31% 1.75% 1958 38.06% 49.12% 1959 8.48% 22.48% 1960 - 2.97% - 4.66% 1961 23.13% 43.21% 1962 - 11.81% - 13.29% 1963 18.89% 24.85% 1964 12.97% 17.79% 1965 9.06% 6.20% 1966 - 13.09% - 18.97% 1967 20.09% 24.48% 1968 7.66% 3.76% 1969 - 11.36% - 19.76% 1970 0.10% - 9.53% 1971 10.79% 19.57% 1972 15.63% 15.93% 1973 - 17.37% - 13.50% 1974 - 29.72% - 44.58% 1975 31.55% 18.61% 1976 19.15% 18.69% Year S&P 500 ® Price Index J.P. Morgan Kronos+ ℠ Index 1977 - 11.50% - 7.70% 1978 1.06% - 4.21% 1979 12.31% 12.83% 1980 25.77% 28.81% 1981 - 9.73% - 18.86% 1982 14.76% 15.32% 1983 17.27% 32.70% 1984 1.40% 6.16% 1985 26.33% 33.58% 1986 14.62% 13.87% 1987 2.03% 73.35% 1988 12.40% 51.74% 1989 27.25% 23.89% 1990 - 6.56% - 1.80% 1991 26.31% 8.02% 1992 4.46% - 3.67% 1993 7.06% 2.87% 1994 - 1.54% - 15.20% 1995 34.11% 39.31% 1996 20.26% 30.38% 1997 31.01% 41.06% 1998 26.67% 0.15% Hypothetical backtested and actual performance Year S&P 500 ® Price Index J.P. Morgan Kronos+ ℠ Index 1999 19.53% 18.02% 2000 - 10.14% - 1.81% 2001 - 13.04% 13.97% 2002 - 23.37% - 0.97% 2003 26.38% 29.64% 2004 8.99% 24.87% 2005 3.00% 16.90% 2006 13.62% 19.45% 2007 3.53% 16.79% 2008 - 38.49% - 53.92% 2009 23.45% 49.67% 2010 12.78% 45.44% 2011 0.00% 20.60% 2012 13.40% 23.81% 2013 29.60% 58.28% 2014 11.39% 2.84% 2015 - 0.73% 8.12% 2016 9.54% 11.30% 2017 19.42% 27.52% 2018 - 6.24% 13.22% 2019 28.88% 35.14% 2020 16.26% 100.70% 2021 26.89% 42.26% Annual backtested Index performance comparison (1955 – 2021) Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500 ® Price Return Index from June 21, 1954 through December 21, 2020 and the actual performance of the Index from December 21, 2020 through December 31, 2021. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS . Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns. 11

The draft Index would have generated strong returns on an absolute basis Hypothetical backtested and actual performance Hypothetical backtested and actual monthly and annual returns (Jan 2000 – Mar 2022) Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the ac tua l performance of the S&P 500 ® Price Return Index from June 21, 1954 through December 21, 2020 and the actual performance of the Index thereafter. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS . Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtest ing including a discussion of certain limitation of backtesting and simulated returns. 12 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2000 - 13.72% 5.02% 20.52% - 3.47% - 8.90% 5.83% - 0.18% 9.07% - 4.89% - 1.89% - 7.52% 2.84% - 1.81% 2001 0.37% - 10.44% 0.20% 10.20% 10.00% 1.18% - 0.50% - 11.04% - 4.70% 4.34% 15.12% 1.81% 13.97% 2002 2.10% - 3.48% 9.82% - 9.09% - 0.98% - 8.44% 13.92% 5.87% - 12.59% 10.29% 8.09% - 11.65% - 0.97% 2003 - 7.00% - 1.23% 1.06% 12.28% 1.09% 1.70% 2.13% 0.89% 1.92% 7.38% 1.08% 6.13% 29.64% 2004 6.03% - 0.24% 3.33% - 2.30% 4.35% 1.80% - 3.88% - 2.30% 2.12% 5.08% 5.60% 3.43% 24.87% 2005 - 0.91% 1.52% - 1.10% 1.42% 5.28% 2.37% 3.15% - 0.90% 2.90% - 4.66% 6.46% 0.69% 16.90% 2006 2.07% - 2.19% 1.21% 2.47% - 0.25% - 0.08% 0.83% 2.23% 0.73% 5.22% 3.36% 2.51% 19.45% 2007 0.65% 0.07% - 0.36% 5.81% 6.78% - 6.42% 3.33% 0.72% 1.30% 2.00% 0.95% 1.38% 16.79% 2008 - 2.04% - 8.56% - 8.54% 2.71% 4.99% - 9.01% - 7.83% 1.58% - 14.75% - 19.81% - 3.96% - 6.74% - 53.92% 2009 - 1.61% - 15.65% 6.45% 11.52% 12.09% - 2.67% 7.72% 7.40% 5.06% 4.71% 6.75% 2.47% 49.67% 2010 1.34% 0.79% 8.23% 4.05% - 7.78% - 6.07% 11.04% - 6.71% 13.69% 6.40% 5.30% 10.61% 45.44% 2011 1.85% 6.76% 0.23% 5.30% - 2.41% - 3.29% 2.50% - 3.38% - 6.36% 8.63% 9.36% 1.08% 20.60% 2012 7.70% 6.91% 1.42% 1.48% - 7.75% 2.15% - 2.92% 3.39% 6.37% 0.73% 2.25% 0.83% 23.81% 2013 8.03% 3.77% 4.96% 2.56% 4.68% 3.95% 8.19% - 1.19% 4.78% 6.19% 3.67% - 2.24% 58.28% 2014 - 6.92% 3.44% 1.70% - 1.83% 2.33% 4.10% 0.15% 0.74% - 1.08% 3.85% 2.99% - 5.90% 2.84% 2015 - 7.97% 8.50% - 1.37% 0.64% 2.25% - 2.95% 1.54% 2.56% - 7.09% 11.09% 2.32% - 0.05% 8.12% 2016 - 3.88% - 3.60% 11.75% - 1.20% 2.81% 1.47% 4.06% - 0.15% - 0.49% - 3.61% 1.96% 2.63% 11.30% 2017 1.93% 4.76% 1.38% 0.45% 1.70% 1.39% 2.18% 2.84% 1.59% 3.00% 2.37% 1.03% 27.52% 2018 9.78% - 10.54% - 0.52% 2.51% 4.79% 4.23% 4.49% 2.71% 0.63% - 6.85% 8.69% - 5.33% 13.22% 2019 10.41% 4.85% 4.49% 4.35% - 10.79% 12.78% 1.65% - 5.13% 3.40% - 0.30% 4.54% 2.38% 35.14% 2020 2.66% - 1.79% 15.04% 12.43% 2.76% 7.50% 7.96% 7.97% - 1.23% - 0.03% 15.65% 4.68% 100.70% 2021 2.72% 4.87% 0.83% 7.23% 2.81% 1.17% 0.16% 3.64% - 5.00% 11.44% 2.53% 4.21% 42.26% 2022 - 8.36% 0.01% - 5.84% - 14.19%

Selected risks associated with the Index Our affiliate, J.P. Morgan Securities LLC (“JPMS”), is the sponsor and calculation agent of the Index and may adjust the Inde x i n a way that affects its level — Policies and judgments for which JPMS is responsible could have an impact, positive or negative, on the level of the Index an d the value of your investment. JPMS may have interests adverse to your interests as an investor in notes linked to the Index, and JPMS is under no obligation to consider your interests. The level of the Index will include the deduction of a fee of 0.95% per annum and, in some circumstances, a notional financin g c ost based on the Effective Federal Funds Rate — This index fee and, when the exposure to the S&P 500 Index (the “Constituent”) is leveraged, the notional financing cost will b e deducted daily. As a result of the deduction of this index fee and, when applicable, the notional financing cost, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such fee or cost is deducted, assuming that the rates und erlying the notional financing cost remain positive. JPMorgan Chase & Co. is currently one of the companies that make up the Constituent — JPMC will not, however, have any obligation to consider your interests in taking any corporate action that might affect the level of the Constituent. There are risks associated with the Index’s turn - of - month strategy — No assurance can be given that the turn - of - the - month strategy will be successful or that it will outperform any alternative strategy. There are risks associated with the Index’s option expiry momentum strategy — No assurance can be given that the options expiry momentum strategy will be successful or that it will outperform any alternative strategy. There are risks associated with the Index’s mean reversion strategy — No assurance can be given that the month - end mean reversion strategy will be successful or that it will outperform any alternative strategy. The Index’s strategies are applied during only a portion of each month — Each of the Index’s strategies is implemented over only a limited number of days in a calendar month as described above. Outside of these limited number of days, the Index will track 100% of the performanc e o f the Constituent (subject to the deduction of the index fee) and will not benefit from the application of any strategy. The Index may underperform the Co nst ituent due to the limited application of the strategies along with the deduction of the index fee and, when applicable, the notional financing cost. 13

Selected risks associated with the Index The Index may be adversely affected by an overlap between its turn - of - the - month strategy and its month - end mean reversion strate gy — During the final two Index Business Days of each month, the turn - of - the - month strategy and the month - end mean revision strategy are both ap plicable, subject to a maximum exposure to the Constituent of 200%. As a result, the exposure to the Constituent may be higher or lower than would hav e been the case had only one of those strategies been applied and the performance of the Index may be worse than if only one strategy were applied or no maximum exposure limit were applied. The Index may be uninvested in the Constituent — If the notional cash return is less than 0.95% per annum during any period when the Index is uninvested, the level of the Index will decline over that period. The level of the Constituent may increase significantly while the expo sur e of the Index to the Constituent is 0%, but the Index will not benefit from any such increase. The index fee is deducted daily at a rate of 0.95% per annum, eve n w hen the Index provides no exposure to the Constituent. The Constituent of the Index may be replaced by a substitute index in certain extraordinary events — Changing a Constituent may affect the performance of the Index, and therefore, the return on an investment, as the replacement Constituent may perform significantly better or wor se than the original Constituent. The notional cash return will be negatively affected if the underlying interest rate is negative — If the Effective Federal Funds Rate becomes negative, when the exposure to the Constituent is 0%, the notional cash return will have a negative effect on the performance of the In dex and therefore the value of the notes. Other key risks:  The Index, which was established on December 22, 2020, has a limited operating history and may perform in unanticipated ways.  The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled o r i n which any person has any ownership interest.  The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Constituents.  The Effective Federal Funds Rate is affected by a number of factors and may be volatile.  The method pursuant to which the Effective Federal Funds Rate is determined may change, and any such change may adversely aff ect the value of notes linked to the Index. The risks identified above are not exhaustive. You should also carefully review the related “Risk Factors” section in the rel eva nt product supplement and underlying supplement and the “Selected Risk Considerations” in the relevant pricing supplement. 14

Disclaimers The Index is not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services, LLC, a subsidiary of The McGr aw - Hill Companies, Inc., (“ S&P ”) or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or impl ied, to any investor in an instrument linked to the Index or any member of the public regarding the advisability of investing in securiti es generally or in financial instruments linked to the Index particularly or the ability of the S&P 500® Price Index to track general stock market perform anc e. S&P’s and its third party licensor’s only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the S&P 500® Price Index which is determined, composed and calculated by S&P or its third party licensors without regard to JPMorgan Chase & Co., the Index or any instruments linked to the Index. S&P and its third party licensors have no obligation to take the nee ds of JPMorgan Chase & Co. or the owners of the instruments or counterparties to transactions linked to the Index into consideration in determining, com pos ing or calculating the S&P 500® Price Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determinat ion of the timing of issuance or sale, prices, or quantities of instruments or transactions linked to the Index or in the determination or calculation of t he Index Level or equation by which any instruments or transactions linked to any Index is to be converted into cash. S&P has no obligation or liability in co nnection with the administration, marketing or trading of the any instrument or transaction linked to the Index. NEITHER S&P AND ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P 500® PRICE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P 500® PRICE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. “Standard & Poor’s,” “S&P” and “S&P 500” are trademarks of Standard & Poor’s and have been licensed for use by J.P. Morgan Se cur ities LLC and sub - licensed for use by JPMorgan Chase & Co.